Exhibit 4.2

WYNDHAM WORLDWIDE CORPORATION

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of March 15, 2012

to

INDENTURE

Dated as of November 20, 2008

2.950% Notes due 2017

4.250% Notes due 2022

TABLE OF CONTENTS

		Page
ARTICLE 1. AMENDMENT TO THE SIXTH SUPPLEMENTAL INDENTURE		1
Section 1.1	Amendment to Section 2.3	1

ARTICLE 2. MISCELLANEOUS		2
Section 2.1	Ratification of Indenture	2
Section 2.2	Trustee Not Responsible for Recitals	2
Section 2.3	Governing Law	2
Section 2.4	Separability	2
Section 2.5	Counterparts Originals	2

SEVENTH SUPPLEMENTAL INDENTURE, dated as of March 15, 2012 (this “Seventh Supplemental Indenture”), between Wyndham Worldwide Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 22 Sylvan Way, Parsippany, NJ 07054 (the “Company”), and U.S. Bank National Association, a national banking association, organized and in good standing under the laws of the United States, as trustee (the “Trustee”).

WHEREAS, the Company executed and delivered the indenture, dated as of November 20, 2008, to the Trustee (the “Base Indenture,” and as hereby supplemented, the “Indenture”), to provide for the issuance of the Company’s debt Securities to be issued in one or more series;

WHEREAS, the Company executed and delivered the sixth supplemental indenture, dated as of March 7, 2012, to the Trustee (the “Sixth Supplemental Indenture”), to provide for the establishment of two new series of its notes under the Base Indenture to be known as its “2.950% Notes due 2017” (the “2017 Notes”) and its “4.250% Notes due 2022” (the “2022 Notes” and, together with the 2017 Notes, the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and the Sixth Supplemental Indenture;

WHEREAS, the Company will issue, on or about March 15, 2012, additional 2022 Notes, the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and the Sixth Supplemental Indenture;

WHEREAS, this Seventh Supplemental Indenture is being entered into pursuant to the provisions of Section 14.01 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Seventh Supplemental Indenture; and

WHEREAS, all things necessary to make this Seventh Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been performed, and the execution and delivery of this Seventh Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE 1.

AMENDMENT TO THE SIXTH SUPPLEMENTAL INDENTURE

Section 1.1 Amendment to Section 2.3.

Section 2.3 of the Sixth Supplemental Indenture is hereby amended and restated in its entirety to read as follows:

The Company may from time to time, without the consent of the Holders of either series of Notes, issue additional notes having the same terms in all respects as either series of Notes; provided that if the additional notes are not fungible with such series of Notes for United States federal income tax purposes, the additional notes will have a separate CUSIP number.

ARTICLE 2.

MISCELLANEOUS

Section 2.1 Ratification of Indenture. The Base Indenture, as supplemented by the Sixth Supplemental Indenture and this Seventh Supplemental Indenture, is in all respects ratified and confirmed, and this Seventh Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Seventh Supplemental Indenture apply solely with respect to the Notes.

Section 2.2 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Seventh Supplemental Indenture.

Section 2.3 Governing Law. This Seventh Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 2.4 Separability. In case any provision in this Seventh Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.5 Counterparts Originals. This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

WYNDHAM WORLDWIDE CORPORATION

By:	/s/ Scott G. McLester
Name: Scott G. McLester
Title: Executive Vice President
General Counsel and Corporate Secretary

[Signature Page to Seventh Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ William G. Keenan
Name: William G. Keenan Title: Vice President

[Signature Page to Seventh Supplemental Indenture]